                                                                     EXHIBIT 2.1


                               PURCHASE AGREEMENT

                          dated as of August 28, 2000

                                  by and among

                    AFFILIATED REGIONAL COMMUNICATIONS, LTD.

                              COMCAST CORPORATION

                                      and

                         FOX ENTERTAINMENT GROUP, INC.

                       relating to the purchase and sale

                                       of

                     a 34.298% Limited Partnership Interest

                                       in

                      HOME TEAM SPORTS LIMITED PARTNERSHIP

                               TABLE OF CONTENTS

                               ----------------

                                                                            Page
                                                                            ----
                                    ARTICLE 1
                                   Definitions

 Section 1.1.  Certain Defined Terms......................................    1
 Section 1.2.  Other Defined Terms........................................    4
 Section 1.3.  Terms Generally............................................    4

                                    ARTICLE 2
                                Purchase and Sale

 Section 2.1.  Purchase and Sale..........................................    5
 Section 2.2.  Closing....................................................    5
 Section 2.3.  Closing Deliveries by Seller...............................    5
 Section 2.4.  Closing Deliveries by Purchaser............................    5
 Section 2.5.  HTS Working Capital Adjustment.............................    5
 Section 2.6.  Payments and Computations..................................    6
 Section 2.7.  Transfer Taxes.............................................    7

                                    ARTICLE 3
                    Representations and Warranties of Seller

 Section 3.1. Incorporation and Authority of Seller.......................    7
 Section 3.2. No Conflict.................................................    7
 Section 3.3. Consents and Approvals......................................    7
 Section 3.4. Absence of Litigation.......................................    8
 Section 3.5. HTS Partnership Interest....................................    8
 Section 3.6. Brokers.....................................................    8
 Section 3.7. Exclusivity of Representations..............................    8

                                    ARTICLE 4
                   Representations and Warranties of Purchaser

 Section 4.1. Incorporation and Authority of Purchaser....................    8
 Section 4.2. No Conflict.................................................    8
 Section 4.3. Consents and Approvals......................................    9
 Section 4.4. Absence of Litigation.......................................    9
 Section 4.5. Brokers.....................................................    9
 Section 4.6. Exclusivity of Representations..............................    9

                                    ARTICLE 5
               Representations and Warranties of Seller Guarantor

 Section 5.1. Incorporation and Authority of Seller.......................    9
 Section 5.2. No Conflict.................................................   10
 Section 5.3. Consents and Approvals......................................   10
 Section 5.4. Absence of Litigation.......................................   10
 Section 5.5. Exclusivity of Representations..............................   10

                                    ARTICLE 6
                              Additional Agreements

 Section 6.1. Confidentiality.............................................   10
 Section 6.2. Regulatory and Other Authorizations; Consents...............   11
 Section 6.3. Notification................................................   11

                                                                            Page
                                                                            ----
 Section 6.4.   Further Action............................................   11
 Section 6.5.   Satisfaction of Conditions................................   11
 Section 6.6.   Tax Matters...............................................   11
 Section 6.7.   Assignment to Subsidiary..................................   11

                                    ARTICLE 7
                              Conditions to Closing

 Section 7.1.   Conditions to Obligations of Seller.......................   11
 Section 7.2.   Conditions to Obligations of Purchaser....................   12

                                    ARTICLE 8
                        Termination, Amendment and Waiver

 Section 8.1.   Termination...............................................   13
 Section 8.2.   Termination Is Non-Exclusive Remedy.......................   13
 Section 8.3.   Waiver....................................................   13

                                    ARTICLE 9
                                 Indemnification

 Section 9.1.   Indemnification by Purchaser..............................   14
 Section 9.2.   Indemnification by Seller.................................   14
 Section 9.3.   Notification of Claims....................................   15
 Section 9.4.   Certain Exclusive Remedies................................   16
 Section 9.5.   Purchase Price Adjustment and Interest....................   16

                                   ARTICLE 10
                               General Provisions

 Section 10.1.  Survival..................................................   16
 Section 10.2.  Expenses..................................................   16
 Section 10.3.  Notices...................................................   16
 Section 10.4.  Public Announcements......................................   18
 Section 10.5.  Headings..................................................   18
 Section 10.6.  Severability..............................................   18
 Section 10.7.  Entire Agreement..........................................   18
 Section 10.8.  Successors and Assigns....................................   18
 Section 10.9.  No Recourse...............................................   18
 Section 10.10. No Third-Party Beneficiaries..............................   18
 Section 10.11. Amendment.................................................   18
 Section 10.12. Governing Law.............................................   19
 Section 10.13. WAIVER OF JURY TRIAL......................................   19
 Section 10.14. Counterparts..............................................   19
 Section 10.15. No Presumption............................................   19
 Section 10.16. Waiver....................................................   19
 Section 10.17.  Guaranty by Seller Guarantor.............................   19

  PURCHASE AGREEMENT, dated as of August 28, 2000 by and among AFFILIATED REGIONAL COMMUNICATIONS, LTD., a Colorado limited partnership ("Seller"), COMCAST CORPORATION a Pennsylvania corporation ("Purchaser"), and, solely for purposes of Article 5 and Section 10.17, FOX ENTERTAINMENT GROUP, INC., a Delaware corporation ("Seller Guarantor").

                             W I T N E S S E T H:

  WHEREAS, Purchaser entered into an Asset Purchase Agreement, dated as of June 30, 2000, as amended (the "Asset Purchase Agreement"), pursuant to which Purchaser has agreed to purchase from Viacom the business unit known as "CBS Cable Sports", which is comprised of (i) a 65.702% interest in Home Team Sports Limited Partnership, a Delaware limited partnership ("HTS"), and (ii) the MSC Business (as defined therein);

  WHEREAS, Seller is the owner of the remaining 34.298% interest in HTS;

  WHEREAS, Seller has certain rights to sell its limited partnership interest in HTS to Purchaser (the "Tag-Along Right") in accordance with Section 7.9 of the HTS Partnership Agreement (as hereinafter defined);

  WHEREAS, Seller has agreed to hereby sell, and Purchaser has agreed to buy, Seller's 34.298% partnership interest in HTS on the terms and subject to the conditions set forth herein; and

  WHEREAS, contemporaneous with the execution of this Agreement, Viacom, Purchaser and Seller are entering into a settlement agreement (the "Settlement Agreement") with respect to a lawsuit docketed in the Court of Chancery of the State of Delaware in and for New Castle County as Civil Action No. 18164-NC (the "Litigation") and a Memorandum of Understanding with respect to certain related matters (the "MOU"), and this Agreement is required by and forms an integral part of the agreements and other arrangements set forth in the Settlement Agreement and the MOU.

  NOW, THEREFORE, Purchaser, Seller and Seller Guarantor hereby agree as follows:

                                   ARTICLE 1

                                  Definitions

  Section 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

  "Action" means any claim, action, suit, arbitration, inquiry or proceeding, including any investigation by or before any Governmental Authority.

  "Affiliate" means, with respect to any specified Person, any other Person who or which, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

  "Agreement" means this Agreement, all exhibits hereto, all documents, certificates and instruments delivered pursuant hereto and all amendments hereto made in accordance with Section 9.11.

  "Control" means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term "Controlled" shall have a correlative meaning.

  "Closing HTS Working Capital" means HTS Working Capital as of the close of business on the day immediately proceeding the Closing Date, as reflected on the Final HTS WC Statement.

  "Estimated Closing HTS Working Capital" means 52.202% of the Estimated Closing HTS Working Capital (as defined in the Asset Purchase Agreement).

  "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

  "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

  "HTS Accounting Firm" means (a) an independent certified public accounting firm in the United States of national recognition (other than a firm which then serves as the independent auditor for Seller, Purchaser or any of their respective Affiliates) mutually acceptable to Seller and Purchaser or (b) if Seller and Purchaser are unable to agree upon such a firm, then the regular independent auditors for Seller and Purchaser shall mutually agree upon a third independent certified public accounting firm, in which event, "HTS Accounting Firm" shall mean such third firm.

  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

  "HTS Partnership Agreement" means the Limited Partnership Agreement of Home Team Sports Limited Partnership dated as of December 31, 1990 between Viacom, as successor in interest to Group W Services, Inc., and Seller.

  "HTS Partnership Interest" means the 34.298% limited partnership interest in HTS.

  "HTS Working Capital" means, as of any date of determination, (a) the sum of 34.298% of the following of HTS to the extent owned by HTS at the Closing: (i) Cash, (ii) accounts receivable, and (iii) prepaid sports rights and other current assets (not including deferred income taxes) minus (b) the sum of 34.298% of the following of HTS: (i) accounts payable, (ii) accrued expenses and (iii) all other current liabilities except the current portion of both long term debt and capital lease obligations, in each case as of such date, calculated in accordance with GAAP; provided that (w) in no event shall any determination of HTS Working Capital reflect liabilities (1) that are obligations of Purchaser pursuant to this Agreement (other than liabilities of HTS) or (2) that arise from actions taken by Purchaser after the Closing, (x) HTS Working Capital shall include prepaid sports rights and other current assets only to the extent HTS would reasonably expect to realize the benefits thereof within one year of the date of determination, (y) HTS Working Capital will not include Insurance Proceeds that are related to long term assets of the HTS Business and (z) HTS Working Capital shall be adjusted to account for any payments or repayments occurring under Section 5.10 of the Asset Purchase Agreement on the Closing Date.

  "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, injunction, decree, other requirement or rule of law.

  "Lien" means any mortgage, deed or trust, pledge, hypothecation, security interest, encumbrance, claim, lien, lease (including any capitalized lease), charge or other adverse claim of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale, capital lease or other title retention agreement, or the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code of any state or comparable Law of any U.S. jurisdiction.

  "Permitted Liens" means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies not yet due; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law and on a basis consistent with past practice for amounts not yet due; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with worker's compensation, unemployment insurance or other types of social security; and (d) Liens incurred in the ordinary course of business (and not for borrowed money) and on a basis consistent with past practice securing liabilities which are not individually or in the aggregate material.

  "Person" means any natural person, general or limited partnership, corporation, limited liability company, firm, association or other legal entity or any Governmental Authority.

  "Seller's Account" means an account designated from time to time by Seller in a written notice to Purchaser for the payment of amounts due to Seller pursuant to the terms hereof.

  "Subsidiary" of any Person means an Affiliate of such Person that it
Controls.

  "Tax" or "Taxes" means (i) all income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (including, but not limited to, any payment required to be made pursuant to any state abandoned property, escheat or similar law and any withholding on amounts paid to or by any Person), together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

  "Tax Returns" means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

  Section 1.2. Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

   Term                                                                 Section
   ----                                                                 --------
   Asset Purchase Agreement............................................ Preamble
   Closing............................................................. 2.02
   Closing Date........................................................ 2.02
   Estimated HTS Closing Working Capital............................... 2.05(a)
   Final HTS WC Statement.............................................. 2.05(a)
   HTS................................................................. Preamble
   HTS Acquired Assets................................................. 2.01(a)
   HTS Notice of Disagreement.......................................... 2.05(b)
   HTS Partnership Rights.............................................. 2.01(a)
   Indemnified Party................................................... 9.03(a)
   Indemnifying Party.................................................. 9.03(a)
   Initial HTS WC Statement............................................ 2.05(a)
   Litigation.......................................................... Preamble
   Losses.............................................................. 9.01(a)
   MOU................................................................. Preamble
   Notice of Disagreement.............................................. 2.05(a)
   Purchaser........................................................... Preamble
   Purchaser Indemnified Parties....................................... 9.02(a)
   Retained Rights..................................................... 2.01(b)
   Seller.............................................................. Preamble
   Seller Guarantor.................................................... Preamble
   Seller Indemnified Parties.......................................... 9.01(a)
   Seller Obligations.................................................. 10.17
   Seller's knowledge.................................................. 3.02
   Settlement Agreement................................................ Preamble
   Specified Sections.................................................. 10.02(b)
   Submitted HTS Notice of Disagreement................................ 2.05(a)
   Submitted HTS WC Statement.......................................... 2.05(a)
   Tag-Along Right..................................................... Preamble
   Transfer Taxes...................................................... 2.07
   Viacom.............................................................. Preamble
   Viacom Parties...................................................... 2.01(b)

  Capitalized terms used herein without definition shall have the definitions set forth in the Asset Purchase Agreement.

  Section 1.3. Terms Generally.

  (a) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph and Exhibit references are to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified, (c) the word "including" and words of similar import when used in this Agreement means "including, without limitation," unless otherwise specified, and (d) the word "or" shall not be exclusive.

                                   ARTICLE 2

                               Purchase and Sale

  Section 2.1. Purchase and Sale. (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered, to Purchaser, and Purchaser shall purchase, acquire and accept, the HTS Partnership Interest and, except for the Retained Rights, all of the rights of Seller or its Affiliates under the HTS Partnership Agreement (the "HTS Partnership Rights" and, together with the HTS Partnership Interest, the "HTS Acquired Assets") free and clear of all Liens.

  (b) As used herein, the term "Retained Rights" means all claims and causes of action against Viacom and its Affiliates (but not HTS) (the "Viacom Parties") for any breach by the Viacom Parties prior to the Closing of (i) the terms of the HTS Partnership Agreement or (ii) the fiduciary duties of the Viacom Parties as general partner of HTS, but only to the extent that such breach by the Viacom Parties results in a recovery by a Purchaser Indemnified Party under Section 9.02(a)(ii).

  Section 2.2. Closing. Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the HTS Acquired Assets contemplated hereby shall take place at a closing (the "Closing") to be held at 10:00 A.M. (New York City time) on the second Business Day following the satisfaction or waiver of the conditions to the obligations of the parties set forth in
Article 7 (other than those conditions that (i) by their nature are to be satisfied at Closing and (ii) will be satisfied at Closing), at the offices of Viacom, 1515 Broadway, New York, New York, or at such other time or on such other date or at such other place as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

  Section 2.3. Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

    (a) either (i) payment of an amount equal to 52.202% of any amount payable by Viacom under Section 2.06(a)(i) of the Asset Purchase Agreement, by wire transfer in immediately available funds to an account designated by Purchaser in a written notice to Seller, or (ii) a receipt for payment by Purchaser of any amount payable under Section 2.04(a);

    (b) the certificates and other documents required to be delivered pursuant to Section 7.02; and

    (c) an instrument of assignment, in form reasonably satisfactory to Seller and Purchaser, to evidence the transfer to Purchaser of the HTS Acquired Assets in accordance herewith.

  Section 2.4. Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

    (a) either (i) payment of an amount equal to 52.202% of any amount payable by Purchaser under Section 2.07(a)(ii) of the Asset Purchase Agreement, by wire transfer in immediately available funds to Seller's Account, or (ii) a receipt for payment by Seller of any amount payable under Section 2.03(a); and

    (b) the certificates and other documents required to be delivered pursuant to Section 7.01.

All deliveries under Sections 2.03 and 2.04 shall occur simultaneously.

  Section 2.5. HTS Working Capital Adjustment. (a) Within 60 days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement setting forth HTS Working Capital as of the close of business on the day immediately preceding the Closing Date (the "Initial HTS WC Statement"). During the 30 days immediately following Seller's receipt of the Initial HTS WC Statement, Seller will be permitted to review Purchaser's and its auditors' working papers, if any, relating to the Initial HTS WC Statement, all of Purchaser's books and records with respect thereto and such other books and records of Purchaser as Seller may reasonably request in connection with such review and shall be provided with reasonable access to individuals involved in preparing or reviewing the Initial HTS WC Statement. The Initial HTS WC Statement shall become final and binding upon the parties (and shall thereupon become the Final HTS WC Statement) on the 31st day following receipt thereof by Seller, unless Seller shall provide a written notice (the "HTS Notice of Disagreement") of its disagreement with the Initial HTS WC Statement to Purchaser prior to such date. Any HTS Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a timely HTS Notice of Disagreement is received by Purchaser, then the Initial HTS WC Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties, and shall thereupon become the "Final HTS WC Statement", on the earlier of (x) the date on which the parties hereto resolve in writing any differences they have with respect to any matter specified in the HTS Notice of Disagreement, and agree upon a Final HTS WC Statement, or (y) the date on which the HTS Accounting Firm finally resolves in writing any matters with respect to the Initial HTS WC Statement that are properly in dispute by providing each of the parties hereto with a Final HTS WC Statement. During the 30 days immediately following the delivery of an HTS Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve in writing (and thereby agree on a Final HTS WC Statement) any differences which they may have with respect to any matter specified in the HTS Notice of Disagreement. During such period, Purchaser shall have access to the working papers of Seller and its auditors, if any, prepared in connection with Seller's preparation of the HTS Notice of Disagreement and Purchaser shall be provided with reasonable access to individuals involved in preparing or reviewing the HTS Notice of Disagreement. At the end of such 30-day period, Seller and Purchaser shall submit to the HTS Accounting Firm for review and resolution any and all matters which remain in dispute and which were properly included in the HTS Notice of Disagreement (the Initial HTS WC Statement, as it may be modified by Purchaser prior to submission to the HTS Accounting Firm, being the "Submitted HTS WC Statement", and the HTS Notice of Disagreement, as it may be modified by Seller prior to submission to the HTS Accounting Firm, being the "Submitted HTS Notice of Disagreement"), and, within 30 days of its receipt of the Submitted HTS WC Statement and the Submitted HTS Notice of Disagreement, the HTS Accounting Firm shall make a final determination, binding on the parties hereto, of HTS Working Capital as of the close of business on the day immediately preceding the Closing Date. The HTS Accounting Firm's determination as to any given matter in dispute shall be within the range for such matter set forth in the Submitted HTS WC Statement, on the one hand, and the Submitted HTS Notice of Disagreement, on the other hand. Purchaser and Seller shall share equally the cost of the HTS Accounting Firm's review and determination.

  (b) (i) If Closing HTS Working Capital exceeds Estimated Closing HTS Working Capital, then Purchaser shall pay to Seller an amount equal to such excess or
(ii) if Estimated Closing HTS Working Capital exceeds Closing HTS Working Capital, then Seller shall pay to Purchaser an amount equal to such excess, in either case within three Business Days after the Final HTS WC Statement becomes final and binding on the parties hereto, together with interest thereon from the Closing Date to the date of payment at the rate of interest publicly announced by Citibank, N.A. in New York, New York from time to time as its base rate. If Closing HTS Working Capital is equal to Estimated Closing HTS Working Capital, then neither Purchaser nor Seller shall owe any amount to the other party pursuant to this Section 2.06.

  (c) Purchaser agrees that following the Closing through the date that payment, if any, is made pursuant to Section 2.06(b), it will not take any actions with respect to any accounting books, records, policy or procedure on which the Initial HTS WC Statement is to be based that would make it impossible or impracticable to calculate HTS Working Capital in the manner and utilizing the methods required hereby.

  Section 2.6. Payments and Computations. Each party shall make each payment due to the other party hereunder as soon as practicable on the day when due in U.S. dollars, in the case of payments to Seller at Seller's Account or as otherwise directed by Seller, and in the case of payments to Purchaser as directed by Purchaser in writing, by wire transfer in immediately available funds. All computations of interest shall be made by the party entitled to receive payment on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

  Section 2.7. Transfer Taxes. All sales, use, transfer, recording, and other similar taxes and fees, including, without limitation, all bulk sales taxes ("Transfer Taxes"), arising out of or in connection with the transactions effected pursuant to this Agreement shall be borne equally by Seller and Purchaser. The party which has primary responsibility under applicable law for the payment of any particular Transfer Tax shall prepare and file the relevant Tax Return and notify the other party in writing of the Transfer Taxes shown on such Tax Return. The other party shall pay the first party an amount equal to one-half of such Transfer Taxes in immediately available funds within five days of receipt of such notice and the first party shall promptly remit the Transfer Taxes to the proper Tax authority.

                                   ARTICLE 3

                   Representations and Warranties of Seller

  Seller represents and warrants to Purchaser as follows as of the date hereof and as of the Closing Date:

  Section 3.1. Incorporation and Authority of Seller. (a) Seller is a duly formed limited partnership, validly existing and in good standing under the Laws of the State of Colorado and has all necessary partnership power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite partnership action on the part of Seller.

  (b) This Agreement has been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser) constitutes the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, subject, as to enforceability, to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws affecting creditors' rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

  Section 3.2. No Conflict. The execution, delivery and performance of this Agreement by Seller do not and will not (a) violate or conflict with the limited partnership agreement or certificate of formation of Seller or the HTS Partnership Agreement, (b) conflict with or violate any Law or Governmental Order applicable to Seller or any of its Affiliates or, to Seller's knowledge, to the HTS Acquired Assets or HTS, in any material respect or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or any other rights under, or result in the creation of any Lien on the HTS Acquired Assets (other than any Permitted Lien) pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Seller or any of its Affiliates is a party or by which any of such assets or properties is bound or affected, or any Law or Governmental Order, except as would not, individually or in the aggregate, prohibit or materially delay Seller from consummating the purchase and sale of the HTS Acquired Assets as contemplated hereby. For the purposes of this Section 3.02, "Seller's knowledge" means the actual knowledge of any executive officer of Seller or Seller Guarantor.

  Section 3.3. Consents and Approvals. The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or other Person that will not be obtained pursuant to Paragraph 7 of the MOU except (i) for compliance with any applicable requirements of the HSR Act, and (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, prohibit or materially delay Seller from consummating the purchase and sale of the HTS Acquired Assets as contemplated hereby.

  Section 3.4. Absence of Litigation. There are no Actions pending against Seller or any of its Affiliates as of the date hereof which in any manner challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby or which would have a material adverse effect on the HTS Acquired Assets.

  Section 3.5. HTS Partnership Interest.

  (a) The HTS Partnership Interest consists of a 34.298% limited partnership interest in HTS.

  (b) At Closing, Seller will transfer to Purchaser good and valid title to the HTS Acquired Assets free and clear of all Liens. Seller has not participated in the control of the business of HTS.

  Section 3.6. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

  Section 3.7. Exclusivity of Representations. EXCEPT AS MAY BE SET FORTH IN ANOTHER AGREEMENT EXECUTED BY SELLER, THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. SELLER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING, WITHOUT LIMITATION, ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

                                   ARTICLE 4

                  Representations and Warranties of Purchaser

  Purchaser represents and warrants to Seller as follows as of the date hereof and as of the Closing Date:

  Section 4.1. Incorporation and Authority of Purchaser. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Seller) constitutes the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, subject, as to enforceability, to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws affecting creditors' rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

  Section 4.2. No Conflict. Except as may result from any facts or circumstances relating solely to Seller, the execution, delivery and performance of this Agreement by Purchaser do not and will not (a) violate or conflict with the Articles of Incorporation or By-laws (or other similar applicable documents) of Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser, in any material respect or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or any other rights under, or result in the creation of any Lien on any of the assets or properties of Purchaser (other than any Permitted
Lien) pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Purchaser is a party or by which any of such assets or properties is bound or affected, or any Law or Governmental Order, except as would not, individually or in the aggregate, prohibit or materially delay Purchaser from consummating the purchase and sale of the HTS Acquired Assets as contemplated hereby.

  Section 4.3. Consents and Approvals. The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or other Person, except (a) for compliance with any applicable requirements of the HSR Act and (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, prohibit or materially delay Purchaser from consummating the purchase and sale of the HTS Acquired Assets as contemplated hereby.

  Section 4.4. Absence of Litigation. Except for the review and request for additional information by antitrust authorities under the HSR Act and except for the Litigation, there are no Actions pending against Purchaser as of the date hereof which in any manner challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

  Section 4.5. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

  Section 4.6. Exclusivity of Representations. EXCEPT AS MAY BE SET FORTH IN ANOTHER AGREEMENT EXECUTED BY PURCHASER, THE REPRESENTATIONS AND WARRANTIES MADE BY PURCHASER IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. PURCHASER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SELLER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION.

                                   ARTICLE 5

              Representations and Warranties of Seller Guarantor

  Seller Guarantor represents and warrants to Purchaser as follows as of the date hereof and as of the Closing Date:

  Section 5.1. Incorporation and Authority of Seller. (a) Seller Guarantor is a corporation, validly existing and in good standing under the Laws of the State of Delaware and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller Guarantor, the performance by Seller Guarantor of its obligations hereunder and the consummation by Seller Guarantor of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller Guarantor.

  (b) This Agreement has been duly executed and delivered by Seller Guarantor and (assuming due authorization, execution and delivery by Purchaser) constitutes the legal, valid and binding obligations of Seller Guarantor, enforceable against Seller Guarantor in accordance with its terms, subject, as to enforceability, to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws affecting creditors' rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law) and to principles limiting the enforceability of restrictions on competition.

  Section 5.2. No Conflict. The execution, delivery and performance of this Agreement by Seller Guarantor does not and will not (a) violate or conflict with the certificate of incorporation or bylaws of Seller Guarantor, (b) conflict with or violate any Law or Governmental Order applicable to Seller Guarantor or any of its Affiliates, in any material respect or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or any other rights under, or result in the creation of any Lien on any of the assets or properties of Seller Guarantor (other than any Permitted Lien) pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Seller Guarantor or any of its Affiliates is a party or by which any of such assets or properties is bound or affected, or any Law or Governmental Order, except as would not, individually or in the aggregate, prohibit or materially delay Seller from consummating the transactions as contemplated hereby.

  Section 5.3. Consents and Approvals. The execution and delivery of this Agreement by Seller Guarantor does not, and the performance of this Agreement by Seller Guarantor will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or other Person except (i) for compliance with any applicable requirements of the HSR Act, and (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, prohibit or materially delay Seller Guarantor from consummating the transactions as contemplated hereby.

  Section 5.4. Absence of Litigation. There are no Actions pending against Seller Guarantor or any of its Affiliates as of the date hereof which in any manner challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

  Section 5.5. Exclusivity of Representations. EXCEPT AS MAY BE SET FORTH IN ANOTHER AGREEMENT EXECUTED BY SELLER GUARANTOR, THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER GUARANTOR IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. SELLER GUARANTOR HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING, WITHOUT LIMITATION, ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

                                   ARTICLE 6

                             Additional Agreements

  Section 6.1. Confidentiality. Except as Seller in its good faith discretion may determine to be required by applicable Law or by any stock exchange rule, after the Closing, Seller agrees that it and its Affiliates and its and their officers, directors, agents and employees will deliver to Purchaser and to keep confidential all non-public information with respect to HTS and all non-public information obtained by it with respect to Purchaser in connection with this Agreement and the negotiations preceding this Agreement. Notwithstanding the foregoing, Seller and such other Persons shall not be required to keep confidential or return any information which (a) is provided to Seller or such Persons after the Closing by lawful sources not, to the knowledge of Seller, either subject to a confidentiality agreement with the disclosing party or in possession of such information as a result of prior disclosure by Seller or its Affiliates, (b) is or becomes publicly known through no breach of a confidentiality obligation owed by Seller or such Persons or (c) is developed by Seller or any such Person after Closing independently of any disclosure by Purchaser and independent of information in its or their possession prior to the Closing.

  Section 6.2. Regulatory and Other Authorizations; Consents. (a) Each party hereto shall use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Notwithstanding any other provision of this Agreement, neither the Purchaser nor any of its Affiliates shall be required to enter into any consent decree or to dispose or hold separate any assets or otherwise agree to any action which may adversely affect the Purchaser or any of its Affiliates or the HTS Acquired Assets in order to satisfy any objection of any Governmental Authority.

  Section 6.3. Notification. Seller shall notify Purchaser, and Purchaser shall notify Seller, of any litigation, arbitration or administrative proceeding pending or threatened in writing against Seller or any of its Affiliates, on one hand, or Purchaser, on the other hand, which challenges the transactions contemplated hereby. The parties shall keep each other informed and shall consult with each other concerning the status, scope and nature of their respective efforts to comply with the covenant in Section 6.02.

  Section 6.4. Further Action. Each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

  Section 6.5. Satisfaction of Conditions. Subject to the other terms hereof, each party will use its commercially reasonable efforts to satisfy, or to cause to be satisfied, the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement, as set forth in
Article 7.

  Section 6.6. Tax Matters. (a) Purchaser agrees to furnish or cause to be furnished to Seller, upon request, as promptly as practicable, such information and assistance relating to the HTS Business (including, without limitation, access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Purchaser shall retain all books and records with respect to Taxes pertaining to the HTS Business for a period of at least six years following the Closing Date. Seller and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the HTS Business.

  Section 6.7. Assignment to Subsidiary. If necessary in the reasonable opinion of Seller's counsel in order to keep HTS from ceasing to exist as a limited partnership for purposes of the Delaware Revised Uniform Limited Partnership Act, Purchaser agrees to assign to one of its Subsidiaries either its right to purchase the HTS Acquired Assets hereunder or its right under the Asset Purchaser Agreement to purchase from Viacom the 65.702% general partnership interest in HTS so that the HTS Acquired Assets, on the one hand, and such 65.702% general partnership interest, on the other hand, are held immediately after the Closing by separate entities.

                                   ARTICLE 7

                             Conditions to Closing

  Section 7.1. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

    (a) Representations and Warranties; Covenants. (i) The representations and warranties of Purchaser contained in Article 4 (A) that are qualified as to materiality, shall be true and correct and (B) that are not qualified as to materiality, shall be true and correct in all material respects, in each case as of the Closing, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct, or true and correct in all material respects, as the case may be, as of such date; (ii) the obligations, covenants and agreements of Purchaser contained in this Agreement to be performed or complied with on or prior to the Closing Date (A) that are qualified as to materiality shall have been performed or complied with and (B) that are not qualified as to materiality shall have been performed or complied with in all material respects, in each case on or prior to the Closing Date; and (iii) Seller shall have received a certificate to such effect signed by a duly authorized senior officer of Purchaser;

    (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase and sale of the HTS Acquired Assets contemplated hereby shall have expired or shall have been terminated;

    (c) No Governmental Order. There shall be no Governmental Order in existence which restrains or which materially and adversely affects the transactions contemplated by this Agreement or is likely to render it impossible or unlawful to consummate such transactions;

    (d) Resolutions. Seller shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Purchaser, of the resolutions duly and validly adopted by the Executive Committee of the Board of Directors of Purchaser evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and such other customary documents as Seller may reasonably request evidencing Purchaser's existence, good standing and authority to enter into this Agreement and consummate the transactions contemplated hereby; and

    (e) Closing under Asset Purchase Agreement. The closing of the transactions under the Asset Purchase Agreement shall have previously occurred or shall be occurring simultaneously with the Closing hereunder.

  Section 7.2. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

    (a) Representations and Warranties; Covenants. (i) The representations and warranties of Seller contained in this Agreement (A) that are qualified as to materiality, shall be true and correct and (B) that are not qualified as to materiality, shall be true and correct in all material respects, in each case as of the Closing, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct, or true and correct in all material respects, as the case may be, as of such date; (ii) the obligations, covenants and agreements of Seller contained in this Agreement to be performed or complied with on or prior to the Closing Date (A) that are qualified as to materiality, shall have been performed or complied with and (B) that are not qualified as to materiality, shall have been performed or complied with in all material respects, in each case on or prior to the Closing Date; and (iii) Purchaser shall have received a certificate to such effect signed by a duly authorized senior officer of Seller;

    (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase and sale of the HTS Acquired Assets contemplated hereby shall have expired or shall have been terminated;

    (c) No Governmental Order. There shall be no Governmental Order in existence which restrains or which materially and adversely affects the transactions contemplated by this Agreement or is likely to render it impossible or unlawful to consummate such transactions;

    (d) Resolutions. Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Seller, of the resolutions duly and validly adopted by the partners of Seller evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and such other customary documents as Purchaser may reasonably request evidencing Seller's existence, good standing and authority to enter into this Agreement and consummate the transactions contemplated hereby;

    (e) Legal Proceedings. No Action instituted by any State Attorney General, the Federal Trade Commission or the Department of Justice shall be pending before any Governmental Authority and no Law or Governmental Order shall exist which would or which seeks to (i) prohibit or interfere with Purchaser's or any of its Affiliates' ownership or operation of all or a material portion of HTS, (ii) prevent or make illegal the consummation of any transactions contemplated by this Agreement or (iii) compel Purchaser or any of its Affiliates to dispose of or hold separate all or any material portion of HTS; and

    (f) Closing under Asset Purchase Agreement. The closing of the transactions under the Asset Purchase Agreement shall have previously occurred or be occurring simultaneously with the Closing hereunder.

                                   ARTICLE 8

                       Termination, Amendment and Waiver

  Section 8.1. Termination. This Agreement may be terminated at any time prior to the Closing as follows:

    (a) by the mutual written consent of Seller and Purchaser;

    (b) by either Seller or Purchaser, if the Closing shall not have occurred prior to December 31, 2001; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall be suspended as to any party whose breach, misrepresentation or failure to fulfill any material obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date, until the 10th day after such failure has been cured;

    (c) by Seller upon a breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the condition set forth in Section 7.01(a) would not be satisfied, unless such breach or untruth can be cured prior to December 25, 2001 and after receipt of notice thereof Purchaser proceeds in good faith to cure such breach or untruth as promptly as practicable;

    (d) by Purchaser upon breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the condition set forth in Section 7.02(a) would not be satisfied, unless such breach or untruth can be cured prior to December 25, 2001 and after receipt of notice thereof Seller proceeds in good faith to cure such breach or untruth as promptly as practicable;

    (e) by either Seller or Purchaser in the event of the issuance of a final, nonappealable Governmental Order restraining or prohibiting the transactions contemplated herein; or

    (f) by either party if the Asset Purchase Agreement terminates without the closing thereunder occurring.

If a party elects to terminate this Agreement under Section 8.01(b), (c), (d),
(e) or (f), it shall provide written notice to the other party.

  Section 8.2. Termination Is Non-Exclusive Remedy. The termination rights of Seller and Purchaser under Section 8.01 are in addition to, and not exclusive of, any other rights or remedies Seller or Purchaser may have hereunder, at Law or otherwise. In the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except as set forth in
Section 10.02 and nothing herein shall relieve either party from liability for any breach hereof or failure to perform hereunder.

  Section 8.3. Waiver. At any time prior to the Closing, any party may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party hereto contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other party hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

                                   ARTICLE 9

                                Indemnification

  Section 9.1. Indemnification by Purchaser. (a Subject to Section 10.01 to the extent applicable, and except to the extent a Purchaser Indemnified Party is entitled to indemnification from Seller in respect of the relevant matter in accordance with this Agreement, Purchaser shall indemnify and hold Seller, its Affiliates and their respective employees, officers and directors (collectively, the "Seller Indemnified Parties") harmless from and against, and agrees to promptly defend any Seller Indemnified Party from and reimburse any Seller Indemnified Party for, any and all Losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including any Action brought by any Governmental Authority or Person and including reasonable attorneys' fees and expenses reasonably incurred including those incurred to enforce the indemnity rights hereunder) (collectively, "Losses"), which such Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

    (i) the inaccuracy as of the date of this Agreement or the Closing Date of any representations and warranties made by Purchaser in or pursuant to this Agreement or in any instrument or certificate delivered by Purchaser at the Closing in accordance herewith;

    (ii) any failure by Purchaser to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and/or other instruments delivered by Purchaser pursuant to this Agreement; or

    (iii) all obligations and liabilities of Seller under the HTS Partnership Agreement or as limited partner of HTS.

  (b) Notwithstanding any other provision to the contrary, Purchaser shall not be required to indemnify and hold harmless any Seller Indemnified Party pursuant to Section 9.01(a)(i) unless Seller has asserted a claim with respect to such matters within the applicable survival period set forth in Section 10.01.

  Section 9.2. Indemnification by Seller. (a Subject to Section 10.01 to the extent applicable, Seller shall indemnify and hold Purchaser, its Affiliates and their respective employees, officers and directors (collectively, the "Purchaser Indemnified Parties") harmless from and against, and agrees to promptly defend any Purchaser Indemnified Party from and reimburse any Purchaser Indemnified Party for,

    (i) any and all Losses which such Purchaser Indemnified Party may at any time suffer or incur, or become subject to, as a result or in connection with:

      (A) the inaccuracy as of the date of this Agreement or the Closing Date of any representations and warranties made by Seller in or pursuant to this Agreement or in any instrument or certificate delivered by Seller at the Closing in accordance herewith; or

      (B) any failure by Seller to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and/or other instruments delivered by Seller pursuant to this Agreement; and

    (ii) 34.298% of any and all Losses which such Purchaser Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with the inaccuracy as of the date of this Agreement or the Closing Date of any representations and warranties made by Viacom in or pursuant to the Asset Purchase Agreement or in any instrument or certificate delivered by Viacom at the Closing in accordance with the Asset Purchase Agreement, to the extent such representations and warranties relate to HTS (including the HTS Business, the HTS Assets, the Liabilities of HTS, the HTS Partnership Agreement and the HTS Business Employees, but not including the partnership interest in HTS held by Viacom) but not including the representations and warranties made by Viacom in Section 3.07(b) of the Asset Purchase Agreement.

  (b) Notwithstanding any other provision to the contrary, Seller shall not be required to indemnify and hold harmless any Purchaser Indemnified Party pursuant to Sections 9.02(a)(i)(A) or 9.02(a)(ii), (i) unless Purchaser has asserted a claim with respect to such matters within the applicable survival period set forth in Section 10.01, and (ii) except for Losses arising from the inaccuracy of any of the representations and warranties set forth in Sections 3.01(a), 3.05(b) and 3.06 of this Agreement (the "Specified Sections"), until the aggregate amount of Purchaser Indemnified Parties' Losses exceeds $754,550, after which Seller shall be obligated for all Losses of Purchaser Indemnified Parties in excess of the first $377,275 of Loss; provided, however, that (A) except in respect of the Specified Sections the cumulative indemnification obligation of Seller under Sections 9.02(a)(i)(A) or 9.02(a)(ii) shall in no event exceed $45,273,000. For the avoidance of doubt, for purposes of the preceding sentence a Purchaser Indemnified Party's Losses in respect of the matters addressed in Section 9.02(a)(ii) means the 34.298% of Losses referred to in that clause.

  (c) For purposes of calculating the amount of Losses subject to indemnification pursuant to Sections 9.01 and 9.02, it is understood and agreed between the parties hereto that to determine if there has been an inaccuracy or breach of a representation or warranty which is qualified as to materiality by the party making such representation or warranty, then such representation or warranty shall be read as if it were not so qualified or contained no such exception.

  Section 9.3. Notification of Claims. (a) A party entitled to be indemnified pursuant to Section 9.01 or 9.02 (the "Indemnified Party") shall promptly notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement; provided, however, that a failure to give prompt notice or to include any specified information in any notice will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was damaged as a result of such failure. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article 9 within 30 days after the receipt of written notice thereof from the Indemnified Party.

  (b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 9.03(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party and the Indemnifying Party agrees to indemnify the Indemnified Party for all Losses arising therefrom or relating thereto, the Indemnifying Party shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party for so long as the Indemnifying Party shall continue in good faith to diligently defend against such action or claim. The Indemnified Party shall have the right to participate in the defense of any such claim or demand at its own expense. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case five Business Days before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under
Section 9.03(a) of its election to defend in good faith any such third party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, and the Indemnified Party shall make available to the Indemnifying Party or its agents all records and other material in the Indemnified Party's possession reasonably required by it for its use in contesting any such third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligation to do so. In the event the Indemnifying Party elects not to defend such claim or action or if the Indemnifying Party elects to defend such claim or action but fails to diligently defend such claim or action in good faith, the Indemnified Party shall have the right to settle or compromise such claim or action without the consent of the Indemnifying Party, except that the Indemnified Party shall not settle or compromise any such claim or demand unless the Indemnifying Party is given a full and completed release of any and all liability in respect thereof by all parties with which the Indemnified Party is settling or compromising such claim or action. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any action or claim if (A) the action or claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation,
(B) the action or claim seeks an injunction or equitable relief against the Indemnified Party or (C) the action or claim relates to Taxes (other than Income Taxes) and if determined adversely could reasonably be expected to result in an increase in the liability of the Indemnified Party for the payment of any Tax for any period beginning after the Closing Date. Seller's rights under this Section 9.03(b) in respect of claims under Section 9.02(a)(ii) shall be subject to the rights of Viacom under Section 9.03(b) of the Asset Purchase Agreement and in the event of any conflict between such rights, the provisions of Section 9.03(b) of the Asset Purchase Agreement shall prevail.

  Section 9.4. Certain Exclusive Remedies. Except (i) as provided in Section
8.02 and (ii) for the indemnification obligations specified in Article 9, Seller and Purchaser acknowledge and agree that the indemnification provisions of Sections 9.01 and 9.02 shall be the sole and exclusive remedies of Seller and Purchaser, respectively, for any breach of the representations or warranties herein or nonperformance of any covenants and agreements herein of the other party.

  Section 9.5. Purchase Price Adjustment and Interest. Any amount paid by Seller or Purchaser under Article 9 will be treated as an adjustment to the consideration for the HTS Acquired Assets.

                                  ARTICLE 10

                              General Provisions

  Section 10.1. Survival. The representations and warranties of Seller and Purchaser contained in or made pursuant to this Agreement or in any certificate furnished pursuant hereto or of Viacom in the Asset Purchase Agreement or in any certificate furnished pursuant thereto (to the extent relating to HTS including the HTS Business, the HTS Assets, the Liabilities of HTS, the HTS Partnership Agreement and the HTS Business Employees, but not including the partnership interest in HTS held by Viacom) shall survive in full force and effect until the one-year anniversary of the Closing Date; provided that the representations and warranties in Sections 3.01(a), 3.05(b) and 3.06 of this Agreement shall survive in perpetuity. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

  Section 10.2. Expenses. Except as may be otherwise specified herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

  Section 10.3. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made when delivered in person, one Business Day after having been dispatched via a nationally recognized overnight courier service, when dispatched by facsimile, or three Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

    (a) if to Seller:

      c/o Fox Channels Group
      1440 S. Sepulveda Boulevard, Suite 116
      Los Angeles, California 90025

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

      Telephone: (310) 444-8343
      Telecopier: (310) 914-8784
      Attention: Daniel M. Fawcett, Esq.

      With a copy to:

      The News Corporation Limited
      1211 Avenue of the Americas
      New York, New York 10036
      Telephone: (212) 852-7000
      Telecopier: (212) 768-2029
      Attention: Arthur M. Siskind, Esq.

      and:

      Squadron, Ellenoff, Plesent & Sheinfeld, LLP
      551 Fifth Avenue
      New York, New York 10176
      Telephone: (212) 476-8212
      Telecopier: (212) 697-6686
      Attention: Ira S. Sheinfeld, Esq.

    (b) if to Purchaser:

      Comcast Corporation
      1500 Market Street
      Philadelphia, Pennsylvania 19102-2184
      Attention: General Counsel
      Telecopier: (215) 981-7794

      With a copy to:

      Davis Polk & Wardwell
      450 Lexington Avenue
      New York, New York 10017
      Attention: William L. Taylor
      Telecopier: (212) 450-4800

    (c) if to Seller Guarantor:

      c/o Fox Channels Group
      1440 S. Sepulveda Boulevard, Suite 116
      Los Angeles, California 90025
      Telephone: (310) 444-8343
      Telecopier: (310) 914-8784
      Attention: Daniel M. Fawcett, Esq.

      With a copy to:

      The News Corporation Limited
      1211 Avenue of the Americas
      New York, New York 10036
      Telephone: (212) 852-7000
      Telecopier: (212) 768-2029
      Attention: Arthur M. Siskind, Esq.

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

      and:

      Squadron, Ellenoff, Plesent & Sheinfeld, LLP
      551 Fifth Avenue
      New York, New York 10176
      Telephone: (212) 476-8212
      Telecopier: (212) 697-6686
      Attention: Ira S. Sheinfeld, Esq.

  Section 10.4. Public Announcements. Except as may be required by Law or stock exchange or quotation system rules, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media in respect thereof without prior notification to the other party, and the parties shall cooperate as to the timing and contents of any such announcement.

  Section 10.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  Section 10.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not materially affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

  Section 10.7. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between Seller, Purchaser and Seller Guarantor with respect to the subject matter hereof and thereof, except as otherwise expressly provided herein or therein.

  Section 10.8. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but will not be assignable or delegable by any party without the prior written consent of the other party which shall not be unreasonably withheld. Notwithstanding the foregoing, Purchaser may transfer or assign, in whole or in one or more parts, to one or more of its wholly owned Subsidiaries, its rights and obligations hereunder without the consent of Seller; provided that no such assignment shall relieve Purchaser of any of its obligations hereunder. For the avoidance of doubt, any assignment of this Agreement in order to comply with Section 6.07 will be subject to the proviso to the preceding sentence.

  Section 10.9. No Recourse. Notwithstanding any of the terms or provisions of this Agreement, each of Seller on the one hand, and Purchaser, on the other hand, agree that neither it nor any Person acting on its behalf may assert any claims or cause of action against any employee, officer or director of the other party or stockholder of such other party in connection with or arising out of this Agreement or the transactions contemplated hereby.

  Section 10.10. No Third-Party Beneficiaries. Except as expressly provided in
Article 9, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

  Section 10.11. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by Seller and Purchaser.


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

  Section 10.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to agreements made and performed wholly therein. All actions and proceedings arising out of or relating to this Agreement may be heard and determined in a New York state or federal court sitting in the City of New York, and the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

  Section 10.13. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

  Section 10.14. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as manual delivery of an originally executed counterpart of this Agreement.

  Section 10.15. No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

  Section 10.16. Waiver. This Agreement or any of its provisions may not be waived except in writing. The failure of any party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

  Section 10.17. Guaranty by Seller Guarantor. Seller Guarantor hereby irrevocably and unconditionally guarantees to Purchaser the prompt and full discharge by Seller of all of Seller's covenants, agreements, obligations and liabilities under this Agreement (collectively, the "Seller Obligations"), in accordance with the terms hereof. Seller Guarantor acknowledges and agrees that, with respect to all Seller Obligations to pay money, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Seller. If Seller shall default in the due and punctual performance of any Seller Obligation, Seller Guarantor will forthwith perform or cause to be performed such Seller Obligation and will forthwith make full payment of any amount due with respect thereto at its sole cost and expense.

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

  IN WITNESS WHEREOF, Seller, Purchaser and Seller Guarantor have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          AFFILIATED REGIONAL COMMUNICATIONS,
                                           LTD.

                                                   /s/ Daniel M. Fawcett
                                          By: _________________________________
                                             Name: Daniel M. Fawcett
                                             Title: Executive Vice President

                                          COMCAST CORPORATION

                                                       /s/ Amy Banse
                                          By: _________________________________
                                             Name: Amy Banse
                                             Title: Vice President,
                                                 Programming and Investment

                                          Solely for Purposes of Article 5 and
                                           Section 10.17

                                          FOX ENTERTAINMENT GROUP, INC.

                                                   /s/ Arthur M. Siskind
                                          By: _________________________________
                                             Name: Arthur M. Siskind
                                             Title: Senior Executive Vice
                                              President

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